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CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Eagle Quest Golf Centers Inc.

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report, dated March 13, 1998, except as to note 16(a) which is as of April 2, 1998, includes additional comments for U.S. readers that cast substantial doubt as to Eagle Quest's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP

Chartered Accountants

Vancouver, Canada
January 13, 1999